Exhibit (a)(1)(D)

[Comverse Technology, Inc. Logo]

Offer To Amend Eligible Options

REMINDER REGARDING FAILURE TO MAKE AN ELECTION

To:	[NAME]
From:	Comverse Technology, Inc.
Subject:	Reminder: Tender Offer Election Required
Date:

REMINDER

DEADLINE: 5:30 P.M., EASTERN TIME, DECEMBER 18, 2008

To all Eligible Optionees in the Offer:

The Offer to Amend the Eligible Portion(s) of your Eligible Options will expire at 5:30 p.m., Eastern Time, on December 18, 2008 unless we extend the Offer. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend Eligible Options (the “Offer to Amend”) filed with the U.S. Securities and Exchange Commission on November 19, 2008 and separately provided to you.

If you decide to accept the Offer with respect to the Eligible Portion(s) of your Eligible Options, you must submit your Election Form in accordance with the instructions set forth in the Election Form and the Offer to Amend. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

Even if you do not wish to accept the Offer with respect to the Eligible Portion(s) of your Eligible Options, we urge you to submit an Election Form reflecting your rejection of the Offer.